UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2010

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2010, RAIT Financial Trust, or RAIT, and United Equities Commodities Company, or UE, entered into an exchange agreement resulting in the acquisition by RAIT from UE of $47.0 million principal amount of RAIT’s outstanding 6.875% Convertible Senior Notes due 2027, or the exchange notes. The exchange agreement provided that RAIT would transfer the following to UE: (a) a $22.0 million principal amount 10.0% Senior Secured Convertible Note due 2014 issued by RAIT to UE, or the senior note, (b) 1,500,000 RAIT common shares of beneficial interest, or the exchange shares, and (c) $6.0 million in cash; and that UE would transfer to RAIT the exchange notes. RAIT also paid UE the accrued and unpaid interest on the exchange notes up through, but excluding, the closing date of the transaction. RAIT expects this transaction to reduce its cash requirements for interest payments by approximately $1.0 million per year, to reduce its recourse indebtedness by $25 million and to generate a gain on extinguishment of debt of approximately $15.0 million for the quarter ended March 31, 2010.

The senior note bears interest at a rate of 10% per year. Interest accrues from March 25, 2010 and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning July 15, 2010. The senior note matures on April 20, 2014 unless previously prepaid or converted in accordance with its terms prior to such date. The senior note is fully and unconditionally guaranteed by two wholly owned subsidiaries of RAIT, or the guarantors: RAIT Asset Holdings III Member, LLC, or RAHM, and RAIT Asset Holdings III, LLC, or RAH3. RAHM is the sole member of RAH3 and has pledged the equity of RAH3 to secure its guarantee. RAH3’s assets consist of certain CDO notes payable issued by RAIT’s consolidated securitization RAIT Preferred Funding II, LTD. The maturity date of the senior note may be accelerated upon the occurrence of specified customary events of default, the satisfaction of any related notice provisions and the failure to remedy such event of default, where applicable. These events of default include: RAIT’s failure to pay any amount of principal or interest on the senior note when due; the failure of RAIT or any guarantor to perform any obligation on its or their part in any transaction document; and events of bankruptcy, insolvency or reorganization affecting RAIT or any guarantor.

At UE’s option, the senior note is convertible into RAIT common shares of beneficial interest, or common shares, at the rate of one common share for every $3.50 principal amount of the senior note converted. UE may not receive common shares upon a conversion of the senior note to the extent that receipt of such common shares would cause UE (together with UE’s affiliates) to exceed the ownership limit contained in RAIT’s declaration of trust that, in general, no person may own more than 8.3% of RAIT’s outstanding common shares. RAIT has reserved 6,285,714 common shares, or the conversion shares, for issuance upon conversion of the senior note. The exchange shares were issued in exchange for the exchange notes, and the conversion shares are expected to be issuable upon conversion of the senior note, pursuant to Section 3(a)(9) of the Securities Act of 1933.

An affiliate of UE holds a $43.0 million 12.5% Senior Secured Note due 2014 dated July 31, 2009 previously issued by RAIT.

The foregoing descriptions of the exchange agreement and the senior note do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits furnished as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

March 25, 2010	By:	/s/ Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Exchange Agreement dated as of March 25, 2010 between RAIT Financial Trust and United Equities Commodities Company.
10.2	10.0% Senior Secured Convertible Note due 2014 dated as of March 25, 2010 issued by RAIT Financial Trust, as payor, to United Equities Commodities Company, as payee.